Exhibit 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. REPORTS SECOND QUARTER, SIX-MONTH
2012 FINANCIAL RESULTS

Costa Mesa, Calif.–July 24, 2012–Ceradyne, Inc. (NASDAQ: CRDN) reported financial results for the second quarter and six months ended June 30, 2012.

Sales for the second quarter 2012 were $130.6 million, compared with $145.4 million in the second quarter 2011. Net income for the second quarter 2012 decreased to $6.8 million, or $0.28 per fully diluted share, compared to a net income of $19.1 million, or $0.76 per fully diluted share in the second quarter 2011. Fully diluted average shares outstanding for the second quarter 2012 were 24,307,290 compared to 25,223,757 in the same period in 2011.

Gross profit margin was 28.1% of net sales in the second quarter 2012, compared to 36.4% in the same period in 2011. The provision for income taxes was 40.1% in the second quarter 2012, compared to a provision for income taxes of 34.8% in the same period in 2011.

Sales for the six months ended June 30, 2012 were $237.0 million, compared with $295.5 million in the same period last year. Net income for the six months ended June 30, 2012 was $10.6 million, or $0.44 per fully diluted share, on 24,300,045 shares, compared to net income of $42.7 million, or $1.70 per fully diluted share on 25,171,897 shares in the prior year period.

Gross profit margin was 27.8% of net sales in the six months ended June 30, 2012 compared to 37.6% in the same period in 2011. The provision for income taxes was 39.0% in the six months ended June 30, 2012, compared to a provision for income taxes of 33.4% in the same period in 2011.

New orders for the three months ended June 30, 2012 were $79.4 million, compared to $108.8 million for the same period last year. For the six months ended June 30, 2012, new orders were $160.2 million, compared to $340.5 million for the comparable period last year.

Total backlog as of June 30, 2012 was $208.8 million, compared to total backlog at June 30, 2011 of $230.8 million.

Total cash, cash equivalents and short-term investments decreased to $268.1 million at June 30, 2012 compared to $275.0 million at December 31, 2011.

Joel P. Moskowitz, Ceradyne president, chairman and chief executive officer, commented: “Although we are encouraged by the sequential increase in earnings from Q1’s $0.16 per share to Q2’s $0.28 per share, we continue to have short-term concerns regarding the anticipated solar rebound, its timing and the reduced gross profit margins we foresee. In the second quarter alone, operating losses from our solar crucible business, which twelve months ago had the highest gross profit margin in the Company, reduced our fully diluted earnings per share by $0.14.

“Without improved shipment levels in solar and defense, our second half 2012 operating results will likely be similar or somewhat greater than our first half 2012.

“Although the demand for photovoltaic solar energy, as measured by solar installations, increased 21% from 2010 to 2011 and is anticipated to have a more modest growth in 2012, our Chinese customers continue to have excess capacity and high levels of inventory, which have yet to be reduced to levels justified by demand. However, we continue to see increased solar use in China, the United States, India and other Asian countries offset to some degree by reduced European demand. However, the macro outlook for the solar business is very positive, primarily due to reduced costs resulting in “grid parity” even with reduced or no government subsidies.

“Our strategy will be to reduce costs primarily through technology and automation and to continue certain discussions with our Chinese customers to result in closer, long-term relationships.”

Mr. Moskowitz further commented: “The large (approximately $170 million) Enhanced Combat Helmet (ECH) award has been delayed due to technical issues which are being addressed by our staff. We anticipate that with certain tooling adjustments, we will be in volume production in Q3 this year.”

Mr. Moskowitz discussed his recent visit to our ESK Ceramics subsidiary’s operation in Kempten, Germany to celebrate its 90th year since their founding in 1922. Mr. Moskowitz stated, “The progress in our new product pipeline is excellent. I saw the largest component Ceradyne has ever made, a 10 meter long PetroCeram® ceramic sand screen for installation in Bolivia in Q3 as well as a stream of oil and gas opportunities. I reviewed with Dr. Christoph Lesniak, ESK’s Chief Technology Officer, our technology innovation advances in (patented) ceramic microreactors for next generation pharmaceutical production and (patented) diamond coated steel wires for slicing semiconductor and solar silicon wafers. The progress in polymer filled (with boron nitride ceramics) components for use as lithium ion battery casings and light emitting diode (LED) heat sinks is excellent.

“These are some of the products of the future which we believe will provide the basis for our diversification strategy and profitable future growth.”

Mr. Moskowitz concluded: “Our significant new product pipeline and strong balance sheet bode well for the future. However, as always, management will focus on both short-term and long-term results, with increasing emphasis on our solar crucible operation.”

Conference Call and Webcast Information

Ceradyne will host a conference call today at 8:00 a.m. PDT (11:00 a.m. EDT) to review the financial results for the second quarter ended June 30, 2012. To participate in the teleconference, please call toll free 800-946-0716 (or 719-457-2630 for international callers) approximately 10 minutes prior to the above start time and provide Passcode 9434924. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephone playback will be available beginning at 12:00 p.m. PDT on July 24th through 12:00 p.m. PDT on July 26th. The playback can be accessed by calling 888-203-1112 (or 719-457-0820 for international callers) and providing Passcode 9434924.

Information about Ceradyne, Inc.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel and commercial applications.

In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and its quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.

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CERADYNE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
NET SALES	$130,643	$145,376	$236,952	$295,478
COST OF GOODS SOLD	93,941	92,419	171,106	184,433
Gross profit	36,702	52,957	65,846	111,045
OPERATING EXPENSES
Selling, general and administrative	18,839	19,456	36,349	38,292
Research and development	4,717	3,214	8,347	6,281
Restructuring - plant closure and severance	-	-	673	-
Acquisition related charges	231	838	231	1,422
	23,787	23,508	45,600	45,995
INCOME FROM OPERATIONS	12,915	29,449	20,246	65,050
OTHER INCOME (EXPENSE):
Interest income	1,128	877	2,194	1,675
Interest expense	(1,825)	(1,669)	(3,568)	(3,117)
Miscellaneous	(791)	677	(1,449)	590
	(1,488)	(115)	(2,823)	(852)
INCOME BEFORE PROVISION FOR INCOME TAXES	11,427	29,334	17,423	64,198
PROVISION FOR INCOME TAXES	4,581	10,203	6,795	21,472
NET INCOME	$6,846	$19,131	$10,628	$42,726
BASIC INCOME PER SHARE	$0.28	$0.77	$0.44	$1.72
DILUTED INCOME PER SHARE	$0.28	$0.76	$0.44	$1.70
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	24,204	24,898	24,207	24,869
DILUTED	24,307	25,224	24,300	25,172

CERADYNE, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$35,261	$50,275
Short-term investments	232,821	224,772
Accounts receivable, net of allowances for doubtful accounts of $2,789
and $1,547 at June 30, 2012 and December 31, 2011, respectively	73,834	73,646
Other receivables	5,084	6,040
Inventories	130,130	117,273
Production tooling, net	10,833	11,792
Prepaid expenses and other	35,300	43,860
Deferred tax asset	5,191	5,782
TOTAL CURRENT ASSETS	528,454	533,440
PROPERTY, PLANT AND EQUIPMENT, net	235,525	243,376
LONG TERM INVESTMENTS	21,785	15,026
INTANGIBLE ASSETS, net	98,136	100,690
GOODWILL	42,720	42,926
OTHER ASSETS	13,520	12,673
TOTAL ASSETS	$940,140	$948,131

CURRENT LIABILITIES
Accounts payable	$22,999	$29,191
Accrued expenses	26,340	30,470
Income taxes payable	7,082	5,331
Short-term debt	91,241	89,294
TOTAL CURRENT LIABILITIES	147,662	154,286
EMPLOYEE BENEFITS	24,078	24,462
OTHER LONG TERM LIABILITIES	37,569	37,224
DEFERRED TAX LIABILITY	23,429	23,461
TOTAL LIABILITIES	232,738	239,433

COMMITMENTS AND CONTINGENCIES (Note 13)
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 authorized, 24,179,414 and 24,175,051 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	242	242
Additional paid-in capital	121,263	121,940
Retained earnings	586,793	583,420
Accumulated other comprehensive income (loss)	(896)	3,096
TOTAL SHAREHOLDERS’ EQUITY	707,402	708,698
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$940,140	$948,131

CERADYNE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Six Months Ended June 30,
	2012	2011
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,628	$42,726
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	18,215	19,678
Amortization of bond premium	223	661
Non cash interest expense on convertible debt	1,952	1,795
Deferred income taxes	(266)	249
Stock compensation	2,266	2,026
(Gain) loss on marketable securities	(54)	103
(Gain) loss on equipment disposal	(12)	178
Change in operating assets and liabilities (net of effect of businesses acquired):
Accounts receivable, net	(647)	914
Other receivables	904	1,638
Inventories	(13,908)	(11,287)
Production tooling, net	946	(2,866)
Prepaid expenses and other assets	8,494	(9,600)
Accounts payable and accrued expenses	(10,386)	6,001
Income taxes payable	1,919	3,384
Other long term liability	373	2,762
Employee benefits	645	422
NET CASH PROVIDED BY OPERATING ACTIVITIES	21,292	58,784
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(10,524)	(17,055)
Purchases of marketable securities	(29,354)	(63,053)
Proceeds from sales and maturities of marketable securities	16,499	35,757
Cash paid for acquisitions	-	(27,673)
Cash paid for other investments	(939)	-
Proceeds from sale of equipment	42	1,442
NET CASH USED IN INVESTING ACTIVITIES:	(24,276)	(70,582)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock due to exercise of options	317	991
Excess tax benefit due to exercise of stock options	618	1,827
Common stock cash dividends paid	(7,255)	-
Shares repurchased	(4,027)	(3,889)
NET CASH USED IN FINANCING ACTIVITIES	(10,347)	(1,071)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(1,683)	3,896
DECREASE IN CASH AND CASH EQUIVALENTS	(15,014)	(8,973)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	50,275	53,436
CASH AND CASH EQUIVALENTS, END OF PERIOD	$35,261	$44,463

CERADYNE, INC.
SEGMENT FINANCIAL INFORMATION
(Amounts in thousands)

The financial information for all segments is presented below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue from External Customers
Advanced Ceramic Operations	$70,395	$66,637	$119,100	$143,267
ESK Ceramics	37,524	45,880	79,932	86,003
Thermo Materials	15,290	29,295	30,156	60,406
Boron	13,820	11,420	21,023	19,360
Inter-segment elimination	(6,386)	(7,856)	(13,259)	(13,558)
Total	$130,643	$145,376	$236,952	$295,478

Depreciation and Amortization
Advanced Ceramic Operations	$2,358	$2,514	$4,651	$5,385
ESK Ceramics	2,925	3,276	5,900	6,415
Thermo Materials	1,934	2,094	3,954	3,778
Boron	1,855	2,047	3,710	4,100
Total	$9,072	$9,931	$18,215	$19,678

Segment Income (Loss) from Operations and Income Before Provision for Income Taxes
Advanced Ceramic Operations	$9,749	$14,041	$13,144	$31,055
ESK Ceramics	4,066	9,201	11,243	17,006
Thermo Materials	(2,474)	6,066	(4,257)	16,920
Boron	1,930	726	1,054	726
Inter-segment elimination	(356)	(585)	(938)	(657)
Income from Operations	12,915	29,449	20,246	65,050
Other Income (Expense)	(1,488)	(115)	(2,823)	(852)
Income before Provision for Income Taxes	$11,427	$29,334	$17,423	$64,198

Segment Assets
Advanced Ceramic Operations	$486,404	$468,385	$486,404	$468,385
ESK Ceramics	162,998	190,440	162,998	190,440
Thermo Materials	164,637	169,420	164,637	169,420
Boron	126,101	127,670	126,101	127,670
Total	$940,140	$955,915	$940,140	$955,915

Expenditures for Property, Plant & Equipment
Advanced Ceramic Operations	$911	$2,076	$2,724	$3,475
ESK Ceramics	1,501	1,322	3,675	1,984
Thermo Materials	351	4,672	911	9,622
Boron	1,855	1,324	3,214	1,974
Total	$4,618	$9,394	$10,524	$17,055

CERADYNE, INC.
MARKET APPLICATION INFORMATION
(Dollar amounts in millions)

We categorize our products into five market applications. The tables below show our sales by market application and the percentage contribution to our total sales of each market application in the different time periods.

Sales by Market Application (in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
Defense	$55.6	$55.9	(0.5%)	$92.2	$120.6	(23.6%)
Industrial	40.8	42.8	(4.8%)	81.0	82.3	(1.6%)
Energy	21.0	34.0	(38.3%)	35.8	67.2	(46.6%)
Automotive/Diesel	8.0	10.3	(21.3%)	17.9	20.0	(10.3%)
Commercial	5.2	2.4	115.8%	10.1	5.4	85.9%
Total	$130.6	$145.4	(10.1%)	$237.0	$295.5	(19.8%)

Percentage Contribution:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Defense	42.6%	38.5%	38.9%	40.9%
Industrial	31.2	29.4	34.1	27.8
Energy	16.0	23.3	15.1	22.7
Automotive/Diesel	6.2	7.1	7.6	6.8
Commercial	4.0	1.7	4.3	1.8
Total	100.0%	100.0%	100.0%	100.0%

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